Exhibit 99.1
Alight Reports Fourth Quarter and Full Year 2024 Results
– Fourth quarter revenue of $680 million –
– ARR bookings growth of 18% to $114 million in 2024 –
– Increased stock repurchase program by $200 million –
– Announces Board of Directors leadership transition –
– Introduces 2025 outlook with improved revenue growth rate, profit margins and cash flow –

CHICAGO, IL – February 20, 2025 – Alight, Inc. (NYSE: ALIT), a leading cloud-based human capital and technology-enabled services provider, today reported results for the fourth quarter and full year ended December 31, 2024.

“Alight concluded a transformative year on a strong note, with fourth quarter results that met expectations and included recurring revenue expansion and strong cash flow,” said CEO Dave Guilmette. “We enter 2025 as a market-leading, technology-enabled services provider with a simplified foundation and an enviable client roster. With our multi-year technology modernization now complete and a strong leadership team in place, we expect 2025 will be a transitional year focused on execution and steady progress across the key financial measures that drive profitable growth and attractive cash flow.”
Presentation of Results
Beginning with the quarter ended March 31, 2024, the Company began accounting for the assets, liabilities and operating results of the Payroll & Professional Services business as discontinued operations. As such, the financial information contained in this release is presented on a continuing operations basis, unless otherwise noted. The Payroll & Professional Services business transaction closed on July 12, 2024.
Fourth Quarter 2024 Highlights (all comparisons are relative to fourth quarter 2023)
•Revenue decreased 0.3% to $680 million
•Business Process as a Service (BPaaS) revenue grew 9.8% to $146 million, representing 21.5% of total revenue
•Gross profit of $271 million and gross profit margin of 39.9%, compared to $270 million and 39.6% in the prior year period, respectively, and adjusted gross profit of $300 million and adjusted gross profit margin of 44.1%, compared to $297 million and 43.5% in the prior year period, respectively
•Net income of $29 million compared to the prior year period net loss of $121 million
•Adjusted EBITDA of $217 million compared to the prior year period of $206 million
•Diluted earnings (loss) per share of $0.05 compared to $(0.23) in the prior year period, and adjusted diluted earnings per share of $0.24 compared to $0.13 per share in the prior year period
•New wins or expanded relationships with companies including Fortune Brands Innovations and Agilis Partners

•Repurchased $12 million of common stock under existing share repurchase program
•Declared and paid a $0.04 per share dividend
Full Year 2024 Highlights (all comparisons are relative to full year 2023)
•Revenue decreased 2.3% to $2,332 million
•Business Process as a Service (BPaaS) revenue grew 15.0% to $499 million, representing 21.4% of total revenue
•Gross profit of $794 million and gross profit margin of 34.0%, compared to $810 million and 33.9% in the prior year period, respectively, and adjusted gross profit of $904 million and adjusted gross profit margin of 38.8%, compared to $912 million and 38.2% in the prior year period, respectively
•Net loss of $140 million compared to the prior year period net loss of $317 million
•Adjusted EBITDA of $556 million compared to the prior year period of $537 million
•Diluted earnings (loss) per share of $(0.25) compared to $(0.61) in the prior year period, and adjusted diluted earnings per share of $0.48 compared to $0.43 per share in the prior year period
•Repurchased $167 million of common stock under existing share repurchase program
•Initiated dividend program with first payment in the fourth quarter
Fourth Quarter 2024 Results
Revenue decreased 0.3% to $680 million, as compared to $682 million in the prior year period. The change was due to lower project revenue, partially offset by higher net commercial activity. Recurring revenues were 90.7% of total revenue.
Gross profit was $271 million, or 39.9% of revenue, compared to $270 million, or 39.6% of revenue in the prior year period. The increase in gross profit was primarily driven by productivity savings.
Selling, general and administrative expenses improved $3 million when compared to the prior year period. This was due to a reduction in compensation expenses primarily related to non-cash share-based awards, partially offset by restructuring costs and higher professional fees incurred related to the sale and separation of the Payroll & Professional Services business.
Interest expense of $20 million improved $11 million from the prior year period. Interest expense benefited from the repricing of the 2028 term loan and the $740 million debt pay down in the third quarter.
The Company’s income from continuing operations before income tax expense was $55 million compared to loss from continuing operations before income tax expense of $96 million in the prior year period. The improvement was primarily attributable to lower interest expense as a result of the debt pay down, other income recorded in conjunction with the transition services agreement entered into with the purchaser of the divested Payroll & Professional Services business and by the non-operating fair value remeasurements of financial instruments and the tax receivable agreement.
Full Year 2024 Results
Revenue decreased 2.3% to $2,332 million, as compared to $2,386 million in the prior year period. The change was due to lower volumes, net commercial activity and project revenue, in addition to the wind-down of the Hosted business operations. Excluding the exited Hosted business, revenue decreased 1.2%. Recurring revenues were 91.6% of total revenue.

Gross profit was $794 million, or 34.0% of revenue, compared to $810 million, or 33.9% of revenue in the prior year period. The decrease in gross profit was primarily driven by lower revenue as noted above, partially offset by productivity savings.
Selling, general and administrative expenses improved $5 million when compared to the prior year period. The change was due to reduced compensation expenses primarily related to non-cash share-based awards and lower restructuring costs, partially offset by higher professional fees incurred related to the sale and separation of the Payroll & Professional Services business.
Interest expense of $103 million improved $28 million from the prior year period. Interest expense benefited from the repricing of the 2028 term loan and the $740 million debt pay down in the third quarter.
The Company’s loss from continuing operations before income tax benefit was $148 million compared to loss from continuing operations before income tax benefit of $337 million in the prior year period. The improvement was primarily attributable to lower interest expense as a result of the debt pay down and other income recorded in conjunction with the transition services agreement entered into with the purchaser of the divested Payroll & Professional Services business and by the non-operating fair value remeasurements of financial instruments and the tax receivable agreement.
Balance Sheet Highlights
As of December 31, 2024, the Company’s cash and cash equivalents balance was $343 million, total debt was $2,025 million and total debt net of cash and cash equivalents was $1,682 million.
Subsequent Events
Complementing its existing stock repurchase program, the Company’s Board of Directors has authorized the repurchase of up to an additional $200 million of the Company’s Class A common stock, providing a total amount authorized for repurchase of $281 million after giving effect to the increase. Repurchases may be conducted through open market purchases or privately negotiated transactions in compliance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended, including pursuant to Rule 10b5-1 trading plans. The actual timing and amount of future repurchases are subject to business and market conditions, corporate and regulatory requirements, stock price, acquisition opportunities and other factors. The stock repurchase program does not obligate Alight to acquire any amount of common stock, and the program may be suspended or terminated at any time by Alight at its discretion without prior notice.
Business Outlook

"2025 revenue is impacted by the lagging effect of contract losses from 2023 and early 2024,” continued Guilmette. “Absent these historical losses, our revenue growth rate would be over two points higher in 2025. Our operating trends today are vastly improved with full-year 2024 retention rates up 8 points compared to the prior year and that will play through favorably for revenue later this year and into next year. Coupled with strong bookings growth and visibility into contracted go-lives, we expect to see revenue growth in the second half and moving forward. We plan to share more detail of our long-range plan during our investor day, scheduled for March 20th, 2025.”

The Company's 2025 outlook includes:
•Revenue of $2,318 million to $2,388 million.
•Adjusted EBITDA of $620 million to $645 million.
•Adjusted diluted EPS of $0.58 to $0.64.
•Free cash flow of $250 million to $285 million.

Reconciliations of the historical financial measures used in this press release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s fourth quarter and full year 2024 financial results is scheduled for today, February 20, 2025 at 7:30 a.m. Central Time (8:30 a.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.
About Alight Solutions
Alight is a leading cloud-based human capital technology and services provider for many of the world’s largest organizations and over 35 million people and dependents. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more about the Alight Benefits Advantage™ at alight.com.
Contacts
Investors:
Jeremy Cohen
investor.relations@alight.com
Media:
Mariana Fischbach
mariana.fischbach@alight.com
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our expected revenue under contract and ARR bookings, statements related to our ability to execute on our strategy, statements regarding our ability to enhance shareholder value, statements regarding our expected quarterly dividend and stock repurchase programs, and statements related to the expectations regarding the performance and outlook for Alight’s business, financial results, liquidity and capital resources, including statements in the "Business Outlook" section of this press release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks related to declines in economic activity in the industries, markets, and regions our clients serve, including as a result of changes in monetary and fiscal policies, competition in our industry, risks related to our ability to successfully separate our Payroll and Professional Services business, risks related to the performance of our information technology systems and networks, risks related to our ability to maintain the security and privacy of confidential and proprietary information, risks related to actions or proposals from activist stockholders, risks related to the use of certain operational measures that may not have standard definitions, and risks related to changes in regulation, including developments on the use of artificial intelligence and machine learning. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 29, 2024 and in the Quarterly Report on Form 10-Q filed with the SEC on May 8, 2024 and on November 12, 2024, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this presentation and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this press release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.

ARR bookings is an operational metric that represents management’s estimate of new long-term agreements closed in the period referenced. This metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and therefore comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share amounts)	2024	2023	2024	2023
Revenue	$680	$682	$2,332	$2,386
Cost of services, exclusive of depreciation and amortization	383	394	1,442	1,504
Depreciation and amortization	26	18	96	72
Gross Profit	271	270	794	810

Operating Expenses
Selling, general and administrative	151	154	585	590
Depreciation and intangible amortization	76	76	299	301
Total Operating expenses	227	230	884	891
Operating Income (Loss) From Continuing Operations	44	40	(90)	(81)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	(3)	21	(57)	10
(Gain) Loss from change in fair value of tax receivable agreement	(17)	88	34	118
Interest expense	20	31	103	131
Other (income) expense, net	(11)	(4)	(22)	(3)
Total Other (income) expense, net	(11)	136	58	256
Income (Loss) From Continuing Operations Before Taxes	55	(96)	(148)	(337)
Income tax expense (benefit)	26	25	(8)	(20)
Net Income (Loss) From Continuing Operations	29	(121)	(140)	(317)
Net Income (Loss) From Discontinued Operations, Net of Tax	(21)	(49)	(19)	(45)
Net Income (Loss)	8	(170)	(159)	(362)
Net income (loss) attributable to noncontrolling interests	—	(8)	(2)	(17)
Net Income (Loss) Attributable to Alight, Inc.	$8	$(162)	$(157)	$(345)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$0.05	$(0.23)	$(0.25)	$(0.61)
Discontinued operations	$(0.04)	$(0.10)	$(0.04)	$(0.09)
Net Income (Loss)	$0.01	$(0.33)	$(0.29)	$(0.70)

Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2024	December 31, 2023
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$343	$324
Receivables, net	471	435
Other current assets	214	260
Fiduciary assets	239	234
Current assets of discontinued operations	—	1,523
Total Current Assets	1,267	2,776
Goodwill	3,212	3,212
Intangible assets, net	2,855	3,136
Fixed assets, net	396	331
Deferred tax assets, net	41	38
Other assets	422	341
Long-term assets of discontinued operations	—	948
Total Assets	$8,193	$10,782

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$355	$325
Current portion of long-term debt, net	25	25
Other current liabilities	273	233
Fiduciary liabilities	239	234
Current liabilities of discontinued operations	—	1,370
Total Current Liabilities	892	2,187
Deferred tax liabilities	22	32
Long-term debt, net	2,000	2,769
Long-term tax receivable agreement	757	733
Financial instruments	51	109
Other liabilities	158	142
Long-term liabilities of discontinued operations	—	68
Total Liabilities	$3,880	$6,040
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 1,000.0 shares authorized; 560.5 and 517.3 shares issued, and 531.7 and 510.9 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Class B Common Stock: $0.0001 par value, 20.0 shares authorized; 10.0 and 9.9 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Class V Common Stock: $0.0001 par value, 175.0 shares authorized; 0.5 and 29.0 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Class Z Common Stock: $0.0001 par value, 12.9 shares authorized; 0.0 and 3.4 issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	—	—
Treasury stock, at cost (28.8 and 6.4 shares at December 31, 2024 and December 31, 2023, respectively)	(219)	(52)
Additional paid-in-capital	5,141	4,946
Retained deficit	(660)	(503)
Accumulated other comprehensive income	47	71
Total Alight, Inc. Stockholders' Equity	$4,309	$4,462
Noncontrolling interest	4	280
Total Stockholders' Equity	$4,313	$4,742
Total Liabilities and Stockholders' Equity	$8,193	$10,782

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Year Ended December 31,
(in millions)	2024	2023
Operating activities:
Net Income (Loss) From Continuing Operations	$(140)	$(317)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	115	92
Intangible asset amortization	280	281
Noncash lease expense	11	13
Financing fee and premium amortization	—	(2)
Share-based compensation expense	76	139
(Gain) loss from change in fair value of financial instruments	(57)	10
(Gain) loss from change in fair value of tax receivable agreement	34	118
Release of unrecognized tax provision	(1)	(1)
Deferred tax expense (benefit)	(19)	(9)
Other	(1)	2
Changes in operating assets and liabilities:
Accounts receivable	(37)	(20)
Accounts payable and accrued liabilities	31	(61)
Other assets and liabilities	(99)	2
Cash provided by operating activities - continuing operations	193	247
Cash provided by operating activities - discontinued operations	59	139
Net cash provided by operating activities	$252	$386
Investing activities:
Net proceeds from sale of business	968	—
Acquisition of businesses, net of cash acquired	—	1
Capital expenditures	(121)	(140)
Cash provided by (used in) investing activities - continuing operations	847	(139)
Cash used in investing activities - discontinued operations	(11)	(20)
Net cash provided by (used in) investing activities	$836	$(159)
Financing activities:
Dividend payments	(21)	—
Net increase (decrease) in fiduciary liabilities	5	(21)
Repayments to banks	(765)	(25)
Principal payments on finance lease obligations	(27)	(25)
Payments on tax receivable agreements	(62)	(7)
Tax payment for shares/units withheld in lieu of taxes	(59)	(16)
Deferred and contingent consideration payments	—	(9)
Repurchase of shares	(167)	(40)
Other financing activities	—	(1)
Cash used for financing activities - continuing operations	(1,096)	(144)
Cash provided by (used in) financing activities - discontinued operations	22	(87)
Net Cash provided by (used in) financing activities	$(1,074)	$(231)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - continuing operations	1	—
Effect of exchange rate changes on cash, cash equivalents and restricted cash - discontinued operations	(3)	4
Net increase (decrease) in cash, cash equivalents and restricted cash	12	—
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$558	$482
Discontinued operations - beginning of year(a)	1,201	1,277
Less discontinued operations - end of period(a)	—	1,201
Less fiduciary cash transferred with sale of business	1,189	—
Continuing operations - end of period	$582	$558
(a)Reported as discontinued operations on our consolidated balance sheets.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net Income (Loss) From Continuing Operations (1)	$29	$(121)	$(140)	$(317)
Interest expense	20	31	103	131
Income tax expense (benefit)	26	25	(8)	(20)
Depreciation	32	23	115	92
Intangible amortization	70	71	280	281
EBITDA From Continuing Operations	177	29	350	167
Share-based compensation	17	46	76	139
Transaction and integration expenses (2)	25	13	82	29
Restructuring	18	10	63	73
(Gain) Loss from change in fair value of financial instruments	(3)	21	(57)	10
(Gain) Loss from change in fair value of tax receivable agreement	(17)	88	34	118
Other	—	(1)	8	1
Adjusted EBITDA From Continuing Operations	$217	$206	$556	$537
Revenue	$680	$682	$2,332	$2,386
Adjusted EBITDA Margin From Continuing Operations (3)	31.9%	30.2%	23.8%	22.5%
(1)Adjusted EBITDA excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA from Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$29	$(113)	$(138)	$(300)
Conversion of noncontrolling interest	—	(8)	(2)	(17)
Intangible amortization	70	71	280	281
Share-based compensation	17	46	76	139
Transaction and integration expenses (2)	25	13	82	29
Restructuring	18	10	63	73
(Gain) Loss from change in fair value of financial instruments	(3)	21	(57)	10
(Gain) Loss from change in fair value of tax receivable agreement	(17)	88	34	118
Other	—	(1)	8	1
Tax effect of adjustments (3)	(12)	(54)	(85)	(100)
Adjusted Net Income From Continuing Operations	$127	$73	$261	$234

Denominator:
Weighted average shares outstanding - basic	532,282,913	497,702,644	539,861,208	489,461,259
Dilutive effect of the exchange of noncontrolling interest units	510,237	—	510,237	—
Dilutive effect of RSUs	1,287,553	—	—	—
Weighted average shares outstanding - diluted	534,080,703	497,702,644	540,371,445	489,461,259
Exchange of noncontrolling interest units(4)	28,080	35,520,344	518,412	44,569,341
Impact of unvested RSUs(5)	6,037,553	10,080,390	7,325,106	10,080,390
Adjusted shares of Class A Common Stock outstanding - diluted(6)(7)	540,146,336	543,303,378	548,214,963	544,110,990

Basic (Net Loss) Earnings Per Share From Continuing Operations	$0.05	$(0.23)	$(0.25)	$(0.61)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$0.05	$(0.23)	$(0.25)	$(0.61)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.24	$0.13	$0.48	$0.43
(1)Excludes the impact of discontinued operations. Comparable periods have been recast to exclude these impacts.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(4)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(5)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(6)Excludes two tranches of contingently issuable seller earnout shares: (i) 7.5 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$12.50 for any 20 trading days within a consecutive period of 30 trading days; (ii) 7.5 million shares will be issued if the Company's Class A Common Stock VWAP is >$15.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(7)Excludes approximately 10.9 million and 27.4 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance conditions as of December 31, 2024 and 2023, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation by Segment
(Unaudited)

	Three Months Ended December 31, 2024
($ in millions)	Employer Solutions	Other	Total
Gross Profit	$271	$—	$271
Add: stock-based compensation	3	—	3
Add: depreciation and amortization	26	—	26
Adjusted Gross Profit	$300	$—	$300
Gross Profit Margin	39.9%	0.0%	39.9%
Adjusted Gross Profit Margin	44.1%	0.0%	44.1%

	Three Months Ended December 31, 2023
($ in millions)	Employer Solutions	Other	Total
Gross Profit	$270	$—	$270
Add: stock-based compensation	9	—	9
Add: depreciation and amortization	18	—	18
Adjusted Gross Profit	$297	$—	$297
Gross Profit Margin	39.6%	0.0%	39.6%
Adjusted Gross Profit Margin	43.5%	0.0%	43.5%

	Year Ended December 31, 2024
($ in millions)	Employer Solutions	Other	Total
Gross Profit	$794	$—	$794
Add: stock-based compensation	14	—	14
Add: depreciation and amortization	96	—	96
Adjusted Gross Profit	$904	$—	$904
Gross Profit Margin	34.0%	0.0%	34.0%
Adjusted Gross Profit Margin	38.8%	0.0%	38.8%

	Year Ended December 31, 2023
	Employer Solutions	Other	Total
Gross Profit	$812	$(2)	$810
Add: stock-based compensation	30	—	30
Add: depreciation and amortization	70	2	72
Adjusted Gross Profit	$912	$—	$912
Gross Profit Margin	34.4%	(7.7)%	33.9%
Adjusted Gross Profit Margin	38.6%	0.0%	38.2%

Other Select Financial Data
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2024	2023	2024	2023
Segment Revenues
Employer Solutions:
Recurring	$617	$606	$2,135	$2,141
Project	63	76	197	219
Total Employer Solutions	680	682	2,332	2,360
Other (1)	—	—	—	26
Total revenue	$680	$682	$2,332	$2,386

Segment Gross Profit
Employer Solutions	$271	$270	$794	$812
Other	—	—	—	(2)
Total gross profit	$271	$270	$794	$810

Segment Gross Margin
Employer Solutions	39.9%	39.6%	34.0%	34.4%
Other	0.0%	0.0%	0.0%	(7.7)%
Total gross margin	39.9%	39.6%	34.0%	33.9%

Segment Adjusted Gross Profit
Employer Solutions	$300	$297	$904	$912
Other	—	—	—	—
Total adjusted gross profit	$300	$297	$904	$912

Segment Adjusted Gross Margin Percent
Employer Solutions	44.1%	43.5%	38.8%	38.6%
Other	0.0%	0.0%	0.0%	0.0%
Total adjusted gross margin percent	44.1%	43.5%	38.8%	38.2%

Adjusted EBITDA From Continuing Operations	$217	$206	$556	$537

Cash provided by continuing operating activities			$193	$247

Other Key Statistics
Recurring revenue, Ex. Other	$617	$606	$2,135	$2,141
BPaaS revenue	$146	$133	$499	$434
BPaaS revenue as % of total revenue	21.5%	19.5%	21.4%	18.2%
(1)Other primarily attributable to the former Hosted Segment.